                                                                         ANNEX I

                              AGREEMENT OF MERGER

                                  BY AND AMONG

                             ANDERSEN WINDOWS, INC.

                          ANDERSEN DISTRIBUTION, INC.

                                      AND

                              MORGAN PRODUCTS LTD.

                                 MARCH 10, 1999
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                               TABLE OF CONTENTS

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
ARTICLE 1 THE MERGER; CONVERSION OF SHARES...................................................................           1

1.1        THE MERGER.                                                                                                  1
1.2        EFFECTIVE TIME.                                                                                              1
1.3        EFFECT OF THE MERGER.                                                                                        1
1.4        CANCELLATION AND CONVERSION OF SECURITIES.                                                                   2
1.5        DISSENTING SHARES.                                                                                           2
1.6        CERTAIN EQUITY-BASED PLANS.                                                                                  3
1.7        SURRENDER OF SECURITIES; FUNDING OF PAYMENTS; STOCK TRANSFER BOOKS.                                          3
1.8        EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK.                                                                  5
1.9        CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.                                                5
1.10       ADJUSTMENT TO UNADJUSTED CONSIDERATION.                                                                      5

ARTICLE 2 CLOSING............................................................................................           5

2.1        TIME AND PLACE.                                                                                              5
2.2        FILINGS AT THE CLOSING.                                                                                      6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................           6

3.1        DISCLOSURE SCHEDULE; DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES.                                6
3.2        ORGANIZATION.                                                                                                7
3.3        AUTHORIZATION AND ENFORCEABILITY.                                                                            7
3.4        CAPITALIZATION.                                                                                              8
3.5        REPORTS AND FINANCIAL STATEMENTS.                                                                            9
3.6        ABSENCE OF UNDISCLOSED LIABILITIES.                                                                          9
3.7        CONSENTS AND APPROVALS.                                                                                      9
3.8        COMPLIANCE WITH LAWS.                                                                                       10
3.9        LITIGATION.                                                                                                 10
3.10       ABSENCE OF MATERIAL ADVERSE CHANGES.                                                                        11
3.11       ENVIRONMENTAL AND SAFETY MATTERS.                                                                           11
3.12       OFFICERS, DIRECTORS AND EMPLOYEES.                                                                          12
3.13       TAXES.                                                                                                      13
3.14       CONTRACTS.                                                                                                  14
3.15       TITLE TO PROPERTIES; LIENS.                                                                                 15
3.16       PERMITS, LICENSES, ETC.                                                                                     15
3.17       INTELLECTUAL PROPERTY RIGHTS.                                                                               16
3.18       BENEFIT PLANS.                                                                                              16
3.19       INSURANCE POLICIES.                                                                                         18
3.20       WARRANTIES.                                                                                                 18
3.21       RELATIONS WITH SUPPLIERS AND CUSTOMERS.                                                                     18
3.22       NO FINDERS.                                                                                                 19
3.23       PROXY STATEMENT.                                                                                            19
3.24       MERGER FILINGS.                                                                                             19
3.25       FAIRNESS OPINION.                                                                                           19
3.26       TERMINATION OF RIGHTS AGREEMENT.                                                                            19
3.27       NEGOTIATIONS.                                                                                               20
3.28       DISCLOSURE.                                                                                                 20
3.29       YEAR 2000 ISSUE.                                                                                            20
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
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY.....................................
                                                                                                                       20

4.1        ORGANIZATION.                                                                                               20
4.2        AUTHORIZATION AND ENFORCEABILITY.                                                                           21
4.3        PROXY STATEMENT.                                                                                            21
4.4        CONSENTS AND APPROVALS.                                                                                     21
4.5        MERGER FILINGS.                                                                                             22
4.6        NO FINDERS.                                                                                                 22
4.7        FINANCIAL ABILITY TO PERFORM.                                                                               22

ARTICLE 5 COVENANTS..........................................................................................          22

5.1        CONDUCT OF BUSINESS OF THE COMPANY.                                                                         22
5.2        NO SOLICITATION.                                                                                            24
5.3        ACCESS AND INFORMATION.                                                                                     25
5.4        COMPANY STOCKHOLDERS MEETING; PROXY STATEMENT.                                                              25
5.5        CONSENTS.                                                                                                   26
5.6        EXPENSES.                                                                                                   26
5.7        FURTHER ACTIONS.                                                                                            26
5.8        REGULATORY APPROVALS.                                                                                       26
5.9        CERTAIN NOTIFICATIONS.                                                                                      27
5.10       VOTING OF SHARES.                                                                                           27
5.11       [INTENTIONALLY OMITTED]                                                                                     27
5.12       INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.                                                        27
5.13       SECTION 203.                                                                                                27
5.14       TAX MATTERS.                                                                                                28
5.15       PURCHASE PLAN.                                                                                              28

ARTICLE 6 CLOSING CONDITIONS.................................................................................          28

6.1        CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY.                                     28
6.2        CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY.                                                  29
6.3        CONDITIONS TO OBLIGATIONS OF THE COMPANY.                                                                   29

ARTICLE 7 TERMINATION AND ABANDONMENT........................................................................          30

7.1        TERMINATION.                                                                                                30
7.2        EFFECT OF TERMINATION.                                                                                      31

ARTICLE 8 MISCELLANEOUS......................................................................................          33

8.1        AMENDMENT AND MODIFICATION.                                                                                 33
8.2        WAIVER OF COMPLIANCE; CONSENTS.                                                                             33
8.3        INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.                                                  33
8.4        NOTICES.                                                                                                    33
8.5        ASSIGNMENT.                                                                                                 34
8.6        GOVERNING LAW; SUBMISSION TO JURISDICTION.                                                                  34
8.7        COUNTERPARTS.                                                                                               34
8.8        KNOWLEDGE.                                                                                                  34
8.9        INTERPRETATION.                                                                                             35
8.10       PUBLICITY.                                                                                                  35
8.11       ENTIRE AGREEMENT.                                                                                           35
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                                   EXHIBITS:

    Exhibit A--Certificate of Merger

    Exhibit B--Disclosure Schedule

    Exhibit C--Agreement to Facilitate Merger

    Exhibit D--Form of Opinion of Company's Counsel

    Exhibit E--Form of Opinion of Parent's Counsel

                              AGREEMENT OF MERGER

    THIS AGREEMENT is dated as of March 10, 1999, by and among Andersen Windows, Inc., a Minnesota corporation ("Parent"), Andersen Distribution, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Morgan Products Ltd., a Delaware corporation (the "Company").

    WHEREAS, Merger Subsidiary, Parent and the Company desire to effect a business combination by means of a merger of Merger Subsidiary with and into the Company; and

    WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the officers and directors of the Company have executed and delivered to Parent the Agreements to Facilitate Merger described in Section 5.10, in which they have agreed, among other things, to vote all of their shares of Company stock in favor of the merger; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                        THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER.

    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2, below), Merger Subsidiary will merge with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law ("DGCL").

    1.2 EFFECTIVE TIME.

    Pursuant to Section 2.2, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate will be in the form required by, and executed in accordance with, the applicable provisions of the DGCL (the "Certificate of Merger"), and will be substantially in the form attached hereto as Exhibit A. The Merger will become effective at the date and time that the Certificate of Merger is filed or, if agreed to by Parent and the Company, such later date or time set forth in the Certificate of Merger (the "Effective Time" or the "Effective Date").

    1.3 EFFECT OF THE MERGER.

    At the Effective Time, the separate corporate existence of Merger Subsidiary will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises, and will be subject to all the restrictions, disabilities, and duties, of the Company and Merger Subsidiary, all as more fully described in Section 259 of the DGCL.

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    1.4 CANCELLATION AND CONVERSION OF SECURITIES.

    At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Merger Subsidiary, the Company, the Surviving Corporation or the holders of any of the following securities:

    (a) Each share of the Company's common stock, par value $.10 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(b) and Dissenting Shares (as defined in Section 1.5) ("Converted Shares"), shall be canceled, extinguished and converted into and become a right to receive $4.00 in net cash per share without any interest thereon (the "Unadjusted Consideration") subject to adjustment as set forth in Section 1.10 (such Unadjusted Consideration after giving effect to the adjustment, if any, described in
Section 1.10 is referred to herein as the "Merger Consideration"), subject to appropriate further adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock occurring before the Effective Time.

    (b) Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time that is held in treasury of the Company or is then owned by Parent, Merger Subsidiary or any direct or indirect wholly owned subsidiary of Parent or the Company shall be canceled, extinguished and retired without payment of any consideration therefor and without any conversion thereof.

    (c) Each share of any class of capital stock of the Company other than Company Common Stock will be canceled without payment of any consideration therefor and without any conversion thereof.

    (d) Each share of Merger Subsidiary's common stock, par value $.01 per share ("Merger Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (e) Each certificate previously evidencing Converted Shares (a "Certificate") shall thereafter solely represent the right to receive the Merger Consideration pursuant to Section 1.4(a) and the holders of Certificates shall cease to have any rights with respect to the Converted Shares represented by such Certificates except as otherwise provided herein or by law.

    1.5 DISSENTING SHARES.

    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder of Company Common Stock who has not voted in favor of the Merger and has properly exercised and perfected such holder's demand for appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal will not be converted into the right to receive the Merger Consideration, but will become entitled to the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who will have failed to perfect or who effectively will have withdrawn or lost such rights of appraisal under the DGCL will forfeit the right to appraisal of such shares, and such shares of Company Common Stock will no longer be Dissenting Shares and will be deemed to have been converted into the right to receive, at the Effective Time, the Merger Consideration set forth in Section 1.4(a). The Company will give Parent and Merger Subsidiary prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding anything to the contrary in this Section 1.5, if (i) the Merger is rescinded or abandoned or
(ii) if the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Company Common Stock will cease. The Surviving Corporation will comply with all obligations of the DGCL with respect to dissenting stockholders.

    1.6 CERTAIN EQUITY-BASED PLANS.

    At the Effective Time each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time including, without limitation, those issued under the Company's 1985 Incentive Stock Option Plan, as amended (the "ISO Plan"), the Company's Incentive Compensation Plan, the Company's 1992 Non-Employee Directors' Stock Option Plan (the "Directors Plan"), and all out of plan option arrangements, whether vested or unvested (each, an "Option," collectively, the "Options"), shall automatically become immediately vested and exercisable and each holder of an Option shall have the right to receive from the Surviving Corporation a cash payment (less applicable withholding taxes) in an aggregate amount equal to the excess, if any, of the Merger Consideration over the exercise price per share applicable to such Option for all shares of Company Common Stock subject to the Option as expressly stated in the applicable stock option agreement or other agreement, without any interest thereon (the "Option Consideration"). At least thirty (30) days prior to the Effective Date, the Company shall take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated vesting and rights pursuant to this Section 1.6 and obtaining any requisite consents from holders of Options) as are necessary to fully advise holders of Options of their rights under this Agreement and the Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 1.6. From and after the Effective Time, other than as expressly set forth in this Section 1.6, no holder of an Option shall have any other rights in respect thereof other than to receive payment for his or her Options equal to the Option Consideration, and the Company shall take all necessary actions to terminate effective as of the Effective Time the Company's stock option plans, agreements and similar arrangements.

    1.7 SURRENDER OF SECURITIES; FUNDING OF PAYMENTS; STOCK TRANSFER BOOKS.

    (a) Prior to the Effective Time, Merger Subsidiary shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Converted Shares and Options (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration and documents representing Options (the "Option Agreements") for the Option Consideration pursuant to an agreement between Merger Subsidiary and the Exchange Agent reasonably satisfactory to Company. The fees and expenses of the Exchange Agent shall be paid by Merger Subsidiary and Merger Subsidiary shall indemnify the Exchange Agent and the Company against actions taken by the Exchange Agent pursuant hereto other than for acts or omissions which constitute willful misconduct or gross negligence, pursuant to the agreement with the Exchange Agent.

    (b) At the Effective Time, Merger Subsidiary shall remit to the Exchange Agent an amount equal to the aggregate Merger Consideration and Option Consideration necessary to pay the holders of the Converted Shares and Options (collectively, the "Payment Fund"). If, for any reason (including losses) during the six-month period immediately following the Effective Date the Payment Fund is inadequate to pay the amounts to the holders of Company Common Stock that are entitled thereto under this Section 1.7, Parent shall during such six-month period deposit additional cash with the Exchange Agent sufficient to make all payments required under this Agreement that have not at such time been paid, and Parent shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly set forth in this Agreement.

    (c) As soon as practicable after the Effective Time and in no event later than five business days thereafter, the Surviving Corporation shall cause the distribution to holders of record of the Certificates and Option Agreements (as of the Effective Time) of a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor and in effecting the surrender of the Option Agreements for payment of the Option Consideration therefor. In the event any Certificate or Option Agreement shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate or Option Agreement in a form reasonably satisfactory to the Surviving Corporation. Upon the surrender of each Certificate representing Converted Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay to holders of such Certificates out of the Payment Fund the Merger Consideration multiplied by the number of Converted Shares represented by such Certificates, less any amounts required to be withheld pursuant to applicable tax laws. Upon the surrender of each such Option Agreement formerly representing Options, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay to holders of such Options the Option Consideration (less applicable withholding).

    (d) If any portion of the Merger Consideration or Option Consideration is to be paid to a person other than the person in whose name a Certificate or Option Agreement is registered, it shall be a condition to such payment that such Certificate or Option Agreement shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.

    (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

    (f) To the extent not immediately required for payment on surrendered Converted Shares and Options, proceeds in the Payment Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Converted Shares or Options), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

    (g) After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any unsurrendered Certificates.

    (h) Promptly following the six-month anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable aggregate Merger Consideration and/or Option Consideration, as applicable (less applicable withholding). Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Converted

Shares or Options for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

    1.8 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK.

    From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock will be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock will have been converted. Promptly after the Effective Time, the Surviving Corporation will issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which will be canceled.

    1.9 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Subsidiary as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and the provisions of such Certificate of Incorporation.

    (b) The Bylaws of Merger Subsidiary as in effect immediately before the Effective Time shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the provisions of the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

    (c) The directors and officers of Merger Subsidiary immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation in each case until their successors are elected or appointed and qualified.

    1.10 ADJUSTMENT TO UNADJUSTED CONSIDERATION.

    In the event Tennessee Stadium Group ("TSG") and/or Metropolitan Government of Nashville and Davidson County ("MGNDC") makes any bona fide claim on or before the Closing Date in connection with a subcontract agreement between the Company (acting under the name Tennessee Glass Company) and TSG, the Performance Bond dated June 11, 1998 with Tennessee Glass Company as principal, Travelers Casualty & Surety Company of America as surety and TSG and MGNDC as dual obligees in the sum of $3,407,934, as affected by the Addendum (the "Performance Bond") or the Payment Bond dated June 11, 1998 with Tennessee Glass Company as principal, Travelers Casualty & Surety Company of America as surety and TSG and MGNDC as dual obligees, in the sum of $3,407,934, as affected by the Addendum (the "Payment Bond"), then the Unadjusted Consideration shall be reduced by an amount equal to the quotient of the amount of such claim or claims divided by 10,358,154, with the result being rounded to the nearest cent.

                                   ARTICLE 2

                                    CLOSING

    2.1 TIME AND PLACE.

    Subject to the satisfaction or waiver of the provisions of Article 6 hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the day the Merger is approved by the stockholders of the Company at the Company Stockholders Meeting (as defined in Section 5.4 hereof), or as soon thereafter as all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing will take place at the corporate headquarters offices of Parent, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

    2.2 FILINGS AT THE CLOSING.

    At the Closing, the Company and Merger Subsidiary will file or cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL, and Parent, Merger Subsidiary and the Company will take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Subsidiary as of the date hereof as follows:

    3.1 DISCLOSURE SCHEDULE; DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES.

    (a) The Company does not make, and has not made, any representations or warranties relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement which are made by the Company. Without limiting the generality of the foregoing, the Company has not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses of the Company in connection with the transactions contemplated hereby, and accordingly, no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company. No Person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

    (b) The disclosure schedule dated the date hereof and delivered by the Company to Parent prior to execution of this Agreement, as attached hereto as Exhibit B (the "Disclosure Schedule"), is divided into sections which correspond to the sections of this Article 3. The Disclosure Schedule is true, accurate and complete in all material respects. Any item, information or facts set forth in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation and warranty unless a reasonable person would not understand the exception taken from the item, information or facts provided; provided, however, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). In addition, any item, information or facts disclosed in one subsection of the Disclosure Schedule shall be deemed to be disclosed in all other applicable subsections of the Disclosure Schedule; provided, that such item, information or fact has been initially disclosed in such a manner that a reasonable person could infer that the inclusion of such information in such additional subsection would be warranted. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material. The Company acknowledges that Parent and Merger Subsidiary are relying on each and every representation and warranty contained in this Article 3 and that any representation and warranty as to a specific matter shall not be interpreted to limit the scope of any other representation and warranty.

    3.2 ORGANIZATION.

    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has no subsidiaries. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Company Material Adverse Effect. "Company Material Adverse Effect" means any condition, effect, change or event that, individually or in the aggregate with all similar conditions, effects, changes or events, and when aggregated with all similar positive conditions, effects, changes and events of a substantial like nature, is or would reasonably be expected to be material and adverse: (i) either before or immediately after the Effective Time, to the business, assets, properties, liabilities, results of operation, cash flows or financial condition of the Company; (ii) to the ability of Parent or the Surviving Corporation to conduct such businesses, as presently conducted, immediately following the Effective Time; or (iii) to the Company's ability to perform any of its material obligations under this Agreement or which threatens materially or is or would reasonably be expected to impede the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing: (i) in no event shall any condition, effect, change or event that is caused by Parent or Merger Subsidiary be deemed to have a Company Material Adverse Effect; (ii), nor shall retaliatory, industry or competitive reactions by any Person (including, without limitation, any of the Company's suppliers and customers and other distributors) to the public announcement of the Merger be deemed to have a Company Material Adverse Effect; nor (iii) shall any such condition effect, change or event described in the immediately preceding clauses (i) and (ii) be aggregated with any other conditions effects, changes or events in determining whether a Company Material Adverse Effect has occurred. The jurisdictions in which the Company is qualified are listed on Schedule 3.2 to the Disclosure Schedule. The Company has previously delivered to Parent complete and accurate copies of its Restated Certificate of Incorporation, as amended (the "Company Certificate of Incorporation"), and its Bylaws as currently in effect (the "Company Bylaws"). Except to the extent disclosed on Schedule 3.2 to the Disclosure Schedule, the Company does not directly or indirectly, own or control or have any capital, equity, partnership, limited liability company, participation, or other ownership interest in any corporation, partnership, joint venture, trust, or other business association or entity.

    3.3 AUTHORIZATION AND ENFORCEABILITY.

    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, the requisite corporate power and authority to consummate the transactions contemplated hereby, and to file and distribute the Proxy Statement (as defined in Section 5.4 hereof). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors, no other corporate proceedings on the part of the Company (other than stockholder approval) are necessary to authorize this Agreement, and, subject to obtaining the approval of the Company's stockholders, no other corporate proceedings on the part of the Company is necessary to consummate the transactions contemplated hereby. The stockholder vote or consent required for approval of this Agreement and the Merger will be no greater than the affirmative vote of the holders of record of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies. Each Agreement to Facilitate Merger (as described in Section 5.10) has been duly and validly executed and delivered by the person who is a party thereto and, to the Company's knowledge, constitutes the valid and binding obligation of such person, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

    3.4 CAPITALIZATION.

    The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 10,358,154 shares are issued and outstanding as of the day immediately preceding the date of this Agreement, and
(ii) 5,000,000 shares of preferred stock, par value $.10 per share, none of which is issued or outstanding. All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except as set forth on Schedule 3.4 to the Disclosure Schedule and except for options to purchase an aggregate of 698,000 shares of Company Common Stock at an aggregate exercise price of $2,209,249.25 granted pursuant to the Director Plan, the ISO Plan, the Incentive Compensation Plan and non-plan options (collectively, the "Company Options") listed, together with their respective exercise prices, on Schedule 3.4 to the Disclosure Schedule, and except for the rights to purchase shares of Company Common Stock under the Purchase Plan (estimated to be approximately 500 shares, based on an assumed purchase price of $3.25 per share and assuming that the current contribution rates of the participants, as listed on Schedule 3.4 to the Disclosure Schedule continue, and assuming the Purchase Plan is terminated as of the date hereof for this purpose), there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company is a party that, directly or indirectly, (i) obligate the Company to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company of any shares of its capital stock, or (iii) to the knowledge of the Company, relate to the voting or control of such capital stock. The Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants and other rights to acquire shares of Company Common Stock or any other shares of capital stock of the Company, including the name of the holder, the date of grant, acquisition price, expiration date, number of shares, exercisability schedule, and, in the case of options, the type of option under the Internal Revenue Code of 1986, as amended and any corresponding provisions of foreign, state and local laws (the "Code"). The Disclosure Schedule also sets forth the contractual restrictions to which any shares of Company Common Stock issued pursuant to the Company Option Plans or other option arrangements are currently subject and also sets forth the restrictions to which such shares will be subject immediately after the Effective Time, other than as set forth in the Company Option Plans or stock option agreements thereunder and except for any restrictions under federal or state securities laws. No consent of holders or participants under the Company Option Plans or the Purchase Plan is required to carry out the provisions of
Section 1.6 hereof. All actions, if any, required on the part of the Company under the Company Option Plans or the Purchase Plan to allow for the treatment of Options and the Purchase Plan as provided in Section 1.6 hereof have been, or prior to the Closing will be, validly taken by the Company, and the Company will not from and after the date hereof allow any increase in the rate of a participant's contributions to the Purchase Plan, any new enrollments or re-enrollments in the current offering period in process as of the date of this Agreement under the Purchase Plan or the commencement of any offering periods under the Purchase Plan subsequent to the offering period in process as of the date of this Agreement.

    3.5 REPORTS AND FINANCIAL STATEMENTS.

    The Company has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1996 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, and the Company's audited financial statements at and for the year ended December 31, 1998 (the "Company 1998 Financials"), (i) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly presented the financial position of the Company as of the dates thereof and the income, cash flows and changes in stockholders' equity for the periods involved. The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified in the applicable statement of operations or notes thereto. Prior to the date hereof, the Company has delivered to Parent complete and accurate copies of all Company SEC Filings. The Company has also previously delivered to Parent complete and accurate copies of all statements on Schedule 13D and Schedule 13G known to the Company to have been filed with the SEC since January 1, 1996, with respect to capital stock of the Company. Except as set forth on Schedule 3.5 to the Disclosure Schedule, since January 1, 1996, the Company has filed in a timely manner all reports required to be filed by it pursuant to Sections 13, 14, or 15(d) of the 1934 Act.

    3.6 ABSENCE OF UNDISCLOSED LIABILITIES.

    Except to the extent specifically disclosed on Schedule 3.6 to the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) which would have a Company Material Adverse Effect except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet as of December 31, 1998 contained in the Company 1998 Financials (the "Company Audited Balance Sheet") and (b) liabilities or obligations arising since December 31, 1998 in the ordinary course of business and consistent with past practice that would not have a Company Material Adverse Effect.

    3.7 CONSENTS AND APPROVALS.

    Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), (ii) approval by the Company's stockholders, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) compliance with
Section 262 of the DGCL regarding appraisal rights, and (v) any items disclosed on Schedule 3.8 to the Disclosure Schedule, the execution and delivery of this Agreement by the Company, and, to the Company's knowledge, the execution and delivery of the Agreements to Facilitate Merger by the parties thereto, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Company Certificate of Incorporation or Company Bylaws; (b) violate any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority

(including, but not limited to, any non-governmental self-regulatory agency) by which the Company or any Subsidiary or any of its properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign public body or authority (including, but not limited to, any non-governmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section
3.15 hereof) on any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay (for a period of more than seven days) consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

    3.8 COMPLIANCE WITH LAWS.

    Except to the extent disclosed on Schedule 3.8 to the Disclosure Schedule, all activities of the Company have been, and are currently being, conducted in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including, but not limited to, those of any non-governmental self-regulatory agency), the failure to comply with which would have a Company Material Adverse Effect.

    3.9 LITIGATION.

    (a) Except to the extent disclosed on Schedule 3.9 to the Disclosure Schedule, to the Company's knowledge, as of the date hereof there is no investigation or review by any federal, state, local or foreign body or authority (including, but not limited to, any non-governmental self-regulatory agency) with respect to the Company is pending or threatened, nor has any such body or authority (including, but not limited to, any non-governmental self-regulatory agency) indicated in writing to the Company an intention to conduct the same. Except to the extent disclosed on Schedule 3.9 to the Disclosure Schedule, as of the date hereof there are no claims, actions, suits or proceedings (i) by any private party that could reasonably be expected to involve individually an amount in excess of $5,000 or collectively an aggregate amount in excess of $10,000, or (ii) by any governmental body or authority (including, but not limited to, any non-governmental self-regulatory agency), against the Company, pending or, to the knowledge of the Company, threatened at law or in equity, or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, any non-governmental self-regulatory agency), and, to the knowledge of the Company as of the date hereof, there is no basis for any such investigation, review, claim, action, suit or proceedings.

    (b) Except to the extent disclosed on Schedule 3.9 to the Disclosure Schedule, to the Company's knowledge, as of the Effective Time there is no investigation or review by any federal, state, local or foreign body or authority (including, but not limited to, any non-governmental self-regulatory agency) with respect to the Company pending or threatened, nor as of the Effective Time has any such body or authority (including, but not limited to, any non-governmental self-regulatory agency) indicated in writing to the Company an intention to conduct the same. Except to the extent disclosed on Schedule 3.9 to the Disclosure Schedule, as of the Effective Time, there are no claims, actions, suits or proceedings by any private party that would have a Company Material Adverse Effect or by any governmental body or authority (including, but not limited to, any non-governmental self-regulatory agency), against the Company pending or, to the knowledge of the Company, threatened at law or in equity, or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, any non-governmental self-regulatory agency), that would have a Company Material Adverse Effect.

    3.10 ABSENCE OF MATERIAL ADVERSE CHANGES.

    Except to the extent disclosed on Schedule 3.10 to the Disclosure Schedule, since December 31, 1998 there has not been any (a) change or circumstance that would have a Company Material Adverse Effect; (b) action by the Company that, if taken on or after the date of this Agreement, would require the consent or approval of Parent pursuant to Sections 5.1(a)-(o) and (q) and (r) hereof, except for actions as to which consent or approval has been given as provided therein; (c) damage, destruction, or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect; (d) change by the Company in accounting methods or principles used for financial reporting purposes, except as required by a change in GAAP and concurred with by the Company's independent public accountants; or (e) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.10.

    3.11 ENVIRONMENTAL AND SAFETY MATTERS.

    Except as set forth in the Disclosure Schedule:

    (a) Neither the Company, any subsidiary or former subsidiaries of the Company engaged in or permitted operations or activities upon, or any use or occupancy of any property owned or leased by or to the Company or by or to any subsidiary or former subsidiary of the Company (the "Properties"), or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (as hereinafter defined) (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties except in material compliance with applicable law, or transported any Environmentally Regulated Materials to, from or across the Properties except in material compliance with applicable law, nor are any Environmentally Regulated Materials presently deposited, stored, placed or otherwise located on, under, in or about the Properties except in compliance with applicable law, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. The Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

    (i) no violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties or operations conducted thereon; the Company and its Subsidiaries have obtained all permits, licenses and authorizations required by, and the Company, its Subsidiaries and the Properties are in compliance with, all Environmental and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

    (ii) no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been asserted or threatened with respect to operations conducted on the Properties or the Properties themselves or against the Company or any subsidiary, or former subsidiary of the Company with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

    (iii) no claims or settlements with respect to the Properties or the operations thereon, or against the Company or any subsidiary or former subsidiary of the Company with respect to the Properties or operations conducted thereon, relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials have been made or been threatened by any third party, including any governmental entity, agency or representative, nor does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, or other governmental or regulatory action, claim or settlement is herein referred to as an "ENVIRONMENTAL CLAIM").

    (b) The term "ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH LAW" as used in this Agreement means any common law or duty, caselaw or ruling, statue, rule, regulation, law, ordinance or code, whether local, state, federal, international or otherwise in effect, that (i) regulates, creates standards for or imposes liability or standards or conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws include, but are not limited to, the National Environmental Policy Act, 42 U.S.C. SectionSection 4321 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SectionSection 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. SectionSection 6901 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. SectionSection 1251 ET SEQ., the Federal Clean Air Act, 42 U.S.C. SectionSection 7401 ET SEQ., the Toxic Substances Control Act), 15 U.S.C. SectionSection 2601 ET SEQ., the Emergency Planning and Community Right to Know Act, 42 U.S.C. PARA 11001, the Hazard Communication Act, 29 U.S.C. SectionSection 651 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. SectionSection 651 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136, and any caselaw interpretations, amendments or restatements thereof or similar enactment thereof, as is now in effect, as well as their international, state and local counterparts.

    (c) The term "ENVIRONMENTALLY REGULATED MATERIALS" as used in this Agreement means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

    (d) Notwithstanding anything in this Section 3.11 to the contrary, (i) the Company shall not be deemed to have breached the representations and warranties contained in this Section 3.11 unless the effect of such breach would have a Company Material Adverse Effect and (ii) the representations and warranties contained in this Section 3.11 shall be deemed to apply only for the periods during which the Company (or its Subsidiaries) owned, operated or leased the Properties.

    3.12 OFFICERS, DIRECTORS AND EMPLOYEES.

    Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth the name and current annual salary rate of each officer or exempt employee of the Company or any Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $75,000, together with a summary of the bonuses, commissions, additional compensation, and other like benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year other than as set forth in Schedule 3.14 or Schedule 3.18(e).
Schedule 3.12 to the Disclosure Schedule completely and accurately sets forth
(i) the names and positions of all former officers whose employment with the Company has terminated either voluntarily or involuntarily during the preceding 24-month period; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company. No unfair labor practice complaint against the Company is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company, except for any unfair labor practice, labor strike, slowdown or stoppage which would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.12 to the Disclosure Schedule, no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company, the Company is not a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has performed all obligations required to be performed by it under any collective bargaining agreement to which it is a party (except for any failure to perform obligations which would not have a Company Material Adverse Effect); there has not been any event of default (or any event or condition which, with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of Company (except for any defaults which would not have a Company Material Adverse Effect), or, to the Company's knowledge, any other party thereto; and the same are in full force and effect and valid and enforceable by the Company in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies. There is no labor dispute pending or, to the knowledge of the Company, threatened between the Company and its employees (except for any labor disputes which would not have a Company Material Adverse Effect). During the 24-month period preceding the date of this Agreement, there has not been any material increase of the rate of turnover of employees of the Company over historical rates.

    3.13 TAXES.

    The Company has previously made available to Parent complete and accurate copies of all tax or assessment reports and tax returns (including any applicable information returns) required by any law or regulation (whether United States, foreign, state, local or other jurisdiction) (sometimes, collectively, "Returns") and filed by the Company for each of the three fiscal years ended December 31, 1995, 1996 and 1997. The Company, each Subsidiary and all members of any consolidated, affiliated, combined or unitary group of which the Company or any Subsidiary is or has been a member, has filed, or has obtained extensions to file (which extensions have not expired without filing), all Returns required to be filed by any of them. The Company and each Subsidiary has duly paid, or accrued on its books of account, in a manner consistent with GAAP and past practices all taxes (including estimated taxes) shown as due on such Returns (or such extension requests), or assessed against it, or that it is obligated to withhold from amounts owed by it to any person. The liabilities and reserves for taxes reflected in the Company Audited Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. There are no Liens (as defined in Section 3.15 hereof) for taxes upon any property or asset of the Company or any Subsidiary, other than Liens for taxes not yet due or being diligently contested in good faith and by appropriate proceedings. Neither the Company nor any Subsidiary is delinquent in the payment of any tax (including, but not limited to, any applicable withholding taxes and estimated taxes). None of the Returns or reports for the tax periods ending on or before December 31, 1998 have been audited by the Internal Revenue Service (the "IRS") or by any other taxing authority. Except to the extent disclosed on Schedule
3.13 to the Disclosure Schedule, neither the Company nor any Subsidiary has (i) received notification of any pending or proposed examination by either the IRS or any state, local, foreign or other taxing authority, (ii) received notification of any pending or proposed deficiency by either the IRS or any state, local, foreign or other taxing authority, (iii) granted any extension or waiver of the limitations period applicable to any claim for taxes, or (iv) received any claim or demand by taxing authorities or other persons arising out of membership or participation in any consolidated, affiliated, combined or unitary group. Except as set forth in Schedule 3.13 to the Disclosure Schedule, neither the Company nor any Subsidiary is or has been a party to any tax allocation, tax sharing, tax indemnity or similar agreement.

    For the purposes of this Section 3.13, "tax" will mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments and charges assessed or imposed by any governmental authority, including, but not limited to, all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, premium franchise, transfer, windfall profits, environmental, minimum or alternative, accumulated profits, license, occupation, sales, use, value added, stamp, capital stock, net worth, transfer, withholding, payroll, employment, excise, custom, duty and any other taxes, obligations and assessments of any kind whatsoever; "tax" will also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement. Neither the Company nor any Subsidiary: (i) is a party to any safe harbor lease within the meaning of former section 168(f)(8) of the Code; (ii) is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the stock of Company by reason of section 1445 of the Code; (iii) is a "consenting corporation" under section 341(f) of the Code; (iv) has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to section 162(m) of the Code; (v) has made or will make a deemed dividend election under Treasury Regulations section 1.1502-32(f)(2) or a consent dividend under section 565 of the Code; (vi) has participated in an international boycott as defined in Code section 999; (vii) has agreed, or is required to make, any adjustment under Code section 481(a) by reason of a change in accounting method or otherwise; (viii) has or had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country; (ix) has any assets directly or indirectly securing any debt the interest on which is tax exempt under section 103(a) of the Code; or (x) has any assets that are "tax-exempt use property" within the meaning of section 168(h) of the Code.

    Section 3.13 of the Disclosure Schedule sets forth the amounts and expiration dates of any carryforwards of the Company's and each Subsidiary's net operating losses, net capital losses, foreign tax credits, and business credits and, except as set forth in Section 3.13 of the Disclosure Schedule, none of such tax attributes is as of the date hereof subject to limitation under Code sections 382, 383, or 384, or the federal consolidated return regulations (except as a result of the transactions contemplated by this Agreement).

    3.14 CONTRACTS.

    Except as set forth on Schedule 3.14 to the Disclosure Schedule, the Company
(i) is not a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (ii) is not a party to any (A) written or oral agreement or understanding to repurchase assets previously sold (or to expressly indemnify or otherwise compensate the purchaser in respect of such assets) or (B) agreement for the sale of any capital asset with a fair market value in excess of $50,000, (iii) is not a party to any contract, arrangement, commitment or understanding (whether written or oral) which provides for future payments by the Company in excess of $100,000 and is not terminable by the Company nor any Subsidiary within 60 days without payment of a penalty or premium, other than purchase orders given in the ordinary course of business, employment contracts, benefit plans and leases otherwise disclosed in the Disclosure Schedule or listed as an exhibit in the Company SEC Filings, (iv) is not a party to any independent sales representative, OEM, supply, distribution, manufacturers' representative, dealer, licensing (except for immaterial licenses, which include without limitation, licenses for off-the-shelf software) joint development, joint venture, research and development, or similar contract, (v) is not a party to any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Filings, (vi) is not a party to any confidentiality agreement or any agreement which prohibits the Company from freely engaging in any business anywhere in the world, (vii) is not a party to any agreement or indenture relating to the borrowing of money of more than $100,000, (viii) has not guaranteed any obligation for borrowed money of more than $100,000, or (ix) is not a party to any agreement or contract that expressly obligates the Company to pay consequential or punitive damages.

    The Company has performed all obligations required to be performed by it under any contract, plan, agreement, understanding or arrangement made or obligation owed by or to the Company listed on the Disclosure Schedule, except where the failure would not have a Company Material Adverse Effect; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of the Company, any Subsidiary or, to the Company's knowledge, any other party thereto that would have a Company Material Adverse Effect; the same are in full force and effect and valid and enforceable by the Company or its Subsidiaries in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies; and the performance of any such contracts, plans, agreements, understandings, arrangements, or obligations would not have a Company Material Adverse Effect. As of the date hereof, the Company has no knowledge of any basis for a claim by the Company for indemnification from Adam (as hereinafter defined) (without regard to any baskets) pursuant to the Asset Purchase Agreement dated as of December 22, 1998, as amended, by and among the Company, Adam Wholesalers, Inc. ("Adam") and certain subsidiaries of Adam (the "Adam Purchase Agreement"). The Company has not waived any of its rights under the Adam Purchase Agreement or further amended the Adam Purchase Agreement in any respect. As of the date hereof, there are no claims against the Company, and the Company has no knowledge of any basis for a claim against the Company, pursuant to or in connection with the asset purchase agreement between the Company and JELD-WEN, Inc. or any agreement executed in connection therewith, except for any claim, the effect of which would not have a Company Material Adverse Effect.

    3.15 TITLE TO PROPERTIES; LIENS.

    The Company has good and marketable title to all of its material properties and assets reflected on the Company Audited Balance Sheet or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof) subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (b) with respect to personal property, the rights of customers of the Company with respect to inventory or work in progress under orders or contracts entered into by the Company in the ordinary course of business, (c) Liens reflected on the Company Audited Balance Sheet, (d) Liens for taxes not yet due or being diligently contested in good faith and by appropriate proceedings, and (e) any defects in title that would not have a Company Material Adverse Effect. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim, or charge of any kind. All properties and assets purported to be leased by the Company are subject to valid and effective leases that are in full force and effect, and there does not exist, and the Merger will not result in, any default or event that with notice or lapse of time, or both or otherwise, would constitute a default under any such leases which would have a Company Material Adverse Effect. The properties and assets of the Company are in good condition and repair (taking into account the age of the assets) in the ordinary course of business, except for the effect of any properties and assets which are not in good condition and repair that would not have a Company Material Adverse Effect.

    3.16 PERMITS, LICENSES, ETC.

    Except as disclosed on Schedule 3.16 to the Disclosure Schedule, the Company has all rights, permits, certificates, licenses, consents, franchises, approvals, registrations, and other authorizations (collectively, "Permits") necessary to sell its products and services and otherwise carry on and conduct its business and to own, lease, use, and operate its properties and assets at the places and in the manner now conducted and operated, except those the absence of which would not have a Company Material Adverse Effect. The Company has not received any written notice or claim from any federal, state, local or foreign body or authority (including, but not limited to, any non-governmental self-regulatory agency) pertaining to the failure to obtain any such Permits.

    3.17 INTELLECTUAL PROPERTY RIGHTS.

    Schedule 3.17 to the Disclosure Schedule contains a complete and accurate list of all material patents, trademarks, trade names, service marks copyrights, and all applications for or registrations of any of the foregoing that the Company uses in any material respect in its businesses, or as to which the Company is the owner or a licensee (indicating whether such license is exclusive or nonexclusive) that are not listed or described to such extent in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. The Company exclusively owns, free and clear of any Lien, or is exclusively (unless otherwise indicated in Schedule 3.17 to the Disclosure Schedule) licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how and trade secrets used in or necessary for the conduct of its business as currently conducted or proposed to be conducted (the "Company Intellectual Property"), except where the failure of which to exclusively own or exclusively license such Company Intellectual Property would not have a Company Material Adverse Effect. Except to the extent disclosed on Schedule 3.17 to the Disclosure Schedule, and except for claims which would not have a Company Material Adverse Effect, no claim has been asserted or, to the knowledge of the Company, threatened by any person, and, to the Company's knowledge, its patent counsel has not concluded that any claim exists, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement to which the Company is a party with respect thereto. To the knowledge of the Company, neither the use of the Company Intellectual Property by the Company in the present or planned conduct of its business nor any product or service of the Company infringes on the intellectual property rights of any person. No current or former stockholder, employee or consultant of the Company has any material rights in or to any of the Company Intellectual Property. All Company Intellectual Property listed on Schedule 3.17 to the Disclosure Schedule has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent disclosed on Schedule 3.17 to the Disclosure Schedule: (i) to the Company's knowledge, the Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding; (ii) the Company has made all statutorily required filings, if any, to record their interests, and taken reasonable actions to protect their rights, in the Company Intellectual Property, where the failure to make any such filing, record such interest or take such other actions would have a Company Material Adverse Effect; (iii) to the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed or misappropriated any Company Intellectual Property or currently is infringing or misappropriating any Company Intellectual Property; and (iv) no other person or entity has any right to receive or any obligation to pay a royalty with respect to any Company Intellectual Property or any product or service of the Company.

    3.18 BENEFIT PLANS.

    (a) Except to the extent disclosed on Schedule 3.18(a) to the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or, at any time during the three-year period preceding the date of this Agreement, has sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA the Code, and other applicable laws.

    (b) Except to the extent disclosed on Schedule 3.18(b) to the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or, at any time during the three-year period preceding the date of this Agreement, has sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA.

    (c) Except to the extent disclosed on Schedule 3.18(c) to the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or, at any time during the three-year period preceding the date of this Agreement, has sponsored, maintained, contributed to or been required to contribute to, any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

    (d) Except to the extent disclosed on Schedule 3.18(d) to the Disclosure Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to, or, at any time during the three-year period preceding the date of this Agreement, has sponsored, maintained or contributed to, a "self-insured medical reimbursement plan" within the meaning of Section 105(h) of the Code and the regulations thereunder.

    (e) Except to the extent disclosed on Schedule 3.18(e) to the Disclosure Schedule, neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance or other benefit or welfare or other similar plan, policy, agreement, trust, fund or arrangement providing for the remuneration or benefit of all or any employees or stockholders or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans"). Schedule 3.18(e) also contains a list of all deferred compensation account balances.

    (f) To the knowledge of the Company, neither any Pension Plans or Welfare Plans nor any trust created or insurance contract issued thereunder nor any trustee, fiduciary or administrator thereto, nor any officer, director, or employee of the Company or any Subsidiary, custodian, or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code or "party in interest" within the meaning of Section 3(14) of ERISA with respect to any such plan, has engaged in any act or omission that could reasonably be expected to subject the Company or any Subsidiary either directly or indirectly to a liability for breach of fiduciary duties under ERISA or a material tax or penalty imposed by Section 502 of ERISA.

    (g) Full and timely payment has been made of all amounts that the Company or any Subsidiary is required, under applicable law, with respect to any Pension Plan, Welfare Plan, or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan, or Compensation Plan, to have paid as a contribution to each Pension Plan, Welfare Plan, or Compensation Plan. To the extent required by GAAP, the Company has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan, Compensation Plan or related agreements. Except as set forth on the Disclosure Schedule, there will be no change on or before the Effective Time in the operation of any Pension Plan, Welfare Plan, Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law or as provided by the terms of the Pension Plan, Welfare Plan, Compensation Plan or document in effect on the date of this Agreement. The IRS has issued favorable determination letters with respect to all the Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. The

Company has provided to Parent complete and accurate copies of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, the most recent three years' annual reports (Form 5500), favorable determination letters and current summary plan descriptions, and all current employee handbooks or manuals.

    (h) Except to the extent disclosed on Schedule 3.18(h) to the Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan or other arrangement that will or may result in any new, increased or accelerated payment (whether of severance pay or otherwise), forgiveness of indebtedness, vesting, increase in benefits, or any new, increased or accelerated obligation to fund benefits. Schedule 3.18(h) of the Disclosure Schedule lists each Pension Plan, Welfare Plan and Compensation Plan currently in effect under which there could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement separately or in conjunction with the occurrence of any other event(s) (including, without limitation, a person's termination of employment) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) an amount under any Pension Plan, Welfare Plan or Compensation Plan currently in effect that would be or could reasonably be expected to be a "parachute payment" (as such term is defined in Section 280G(b)(2) of the Code).

    (i) Except to the extent disclosed on Schedule 3.18(i) to the Disclosure Schedule, no Pension Plan that is a defined benefit pension plan or subject to the funding standards of Section 302 of ERISA maintained, sponsored or contributed to by the Company nor any subsidiary has been amended since December 31, 1988, to reduce the rate of accrual for any participant. Each amendment effecting a reduction in the benefit accrual rate for any participant has been adopted in compliance with Section 204(h) of ERISA.

    (j) Except to the extent disclosed on Schedule 3.18(j) to the Disclosure Schedule, the Company and each subsidiary has fully complied in all material respects with the notice and continuation coverage requirements of Code section 4980B and sections 601 et seq. of ERISA. Except to the extent disclosed on
Schedule 3.18(j) to the Disclosure Schedule, the Company is not aware of any circumstance that may reasonably give rise to any material liability for tax under Code section 4980B or to any material civil penalty under section 502(c) of ERISA.

    3.19 INSURANCE POLICIES.

    Schedule 3.19 to the Disclosure Schedule sets forth a complete and accurate list of all insurance policies and programs (other than welfare benefit insurance policies and programs disclosed in Schedule 3.19), including self-insurance programs, maintained by the Company. All such policies of insurance are in full force and effect and have been issued for the benefit of the Company, and/or their respective directors, officers and employees. Schedule
3.19 also lists all pending insurance claims involving amounts in excess of $50,000.

    3.20 WARRANTIES.

    The Company does not provide any warranties (express or implied) other than pass-through warranties of the manufacturers.

    3.21 RELATIONS WITH SUPPLIERS AND CUSTOMERS.

    No "material current supplier" of the Company has canceled any contract or order for provision of, and, to the knowledge of the Company, there has been no threat by or basis for any such supplier not to provide, raw materials, products, supplies or services to the business of the Company either prior to or following the Merger. For purposes of the preceding sentence, a "material current supplier" shall mean a supplier (other than the Parent) whom the Company paid $10,000,000 or more in the 12-month period immediately preceding the date of this Agreement. Except as specifically set forth on

Schedule 3.21 to the Disclosure Schedule, the Company has not, to the knowledge of the Company, received any information from any customer that accounted for more than 5% of the revenues of the Company during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the business of the Company either prior to or following the Merger. Schedule 3.21 to the Disclosure Schedule lists each supplier to the Company that is the sole source of a particular raw material, product, supply or service.

    3.22 NO FINDERS.

    No act of the Company has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified on Schedule 3.22 to the Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in Schedule 3.22 to the Disclosure Schedule, copies of which have been provided to Parent prior to the date of this Agreement.

    3.23 PROXY STATEMENT.

    The Proxy Statement (as defined in Section 5.4 hereof) and any amendments or supplements thereto will comply in all material respects with all applicable laws, regulations and requirements, including the requirements of the 1934 Act and the rules and regulations thereunder and none of the information relating to the Company or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Proxy Statement is mailed or at the time of the vote taken at the Company Stockholders Meeting (as defined in Section 5.4 hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent in writing specifically for inclusion in the Proxy Statement.

    3.24 MERGER FILINGS.

    The information as to the Company or any of their affiliates or shareholders included in the Company's filing, or submitted to Parent for inclusion in its filing, if any, required to be submitted under the HSR Act shall be true, correct and complete in all material respects, and shall comply in all material respects with the applicable requirements of the HSR Act and the rules and regulations of the Federal Trade Commission thereunder.

    3.25 FAIRNESS OPINION.

    The Company has received a written opinion from Bowles, Hollowell Conner to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, and the Company has delivered a true and correct copy of such opinion to Parent concurrent with the execution of this Agreement.

    3.26 TERMINATION OF RIGHTS AGREEMENT.

    The Company has taken all action necessary and appropriate to terminate the Rights Agreement, dated as of March 15, 1989, between the Company and Manufacturers Hanover Trust Company, as Rights Agent and no rights to acquire any shares of capital stock or assets of the Company thereunder remain outstanding or exercisable. The Company has not adopted or taken any other action to implement any other so called "poison pill" or rights plan.

    3.27 NEGOTIATIONS.

    Except for the discussions contemplated by this Agreement, no discussions or negotiations are pending with any person or entity concerning a merger, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transactions involving the Company.

    3.28 DISCLOSURE.

    The representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    3.29 YEAR 2000 ISSUE.

    (a) The system of internal accounting controls used by the Company is sufficient to provide reasonable assurances that: (i) financial statements are prepared in accordance with the books and records of the Company and generally accepted accounting principles and to maintain accountability for assets; and
(ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    (b) Except as provided on Schedule 3.29, the software and systems used by the Company are in all material respects Year 2000 Compliant. Year 2000 Compliant means that the software and systems used by the Company are able to provide the following functions without any additional processing:

     (i) effectively process date information before, during and after January 1, 2000;

     (ii) function accurately and without interruption before, during and after January 1, 2000, without any change in operation associated with the advent of the year 2000, the new century or the leap year in the year 2000;

    (iii) respond to two-digit year input in a way that resolves the ambiguity as to the century in a disclosed, defined and predetermined manner;

     (iv) process two-digit year information in ways that are similarly unambiguous as to century; and

     (v) store and provide output of date information that is similarly unambiguous as to century.

                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                          PARENT AND MERGER SUBSIDIARY

    Each of Parent and Merger Subsidiary represent and warrant to the Company as of the date hereof as follows:

    4.1 ORGANIZATION.

    Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the States of Minnesota and Delaware, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Parent Material Adverse Effect. "Parent Material Adverse Effect" means any conditions, effect, change or event that, individually or in the aggregate with all similar conditions, effects, changes or events, when aggregated with all similar positive conditions, effects, changes and events of a substantial like nature, is or would reasonably be expected to be material and adverse: (i) to the business, properties, liabilities, results of operation, cash flows or financial condition of Parent and its subsidiaries, considered as a whole, or
(ii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger. Notwithstanding the foregoing: (i) in no event shall any condition, effect, change or event that is caused by the Company be deemed a Parent Material Adverse Effect; (ii) nor shall retaliatory, industry or competitive reactions by any Person (including, without limitation, any of the Parent's suppliers and customers and other distributors) to the public announcement of the Merger be deemed to have a Parent Material Adverse Effect; and (iii) nor shall any such condition effect, change or event described in the immediately preceding clauses (i) and (ii) be aggregated with any other conditions effects, changes or events in determining whether a Parent Material Adverse Effect has occurred.

    4.2 AUTHORIZATION AND ENFORCEABILITY.

    Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole stockholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

    4.3 PROXY STATEMENT.

    None of the information supplied or to be supplied by Parent, Merger Subsidiary or their respective affiliates in writing specifically for inclusion in the Proxy Statement (as defined in Section 5.4 hereof) or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Proxy Statement is mailed or at the time of the vote taken at the Company Stockholders Meeting (as defined in Section 5.4 hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.4 CONSENTS AND APPROVALS.

    Except for (i) any applicable requirements of the HSR Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, and
(iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of Parent or the Certificate of Incorporation or Bylaws of Merger Subsidiary; (b) violate any statute, rule, regulation, order or decree of any public body or authority (including, but not limited to, any non-governmental self-regulatory agency) by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any public body or authority (including, but not limited to, any non-governmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not prevent or delay consummation of this Merger or otherwise prevent Parent from performing its obligations under the Agreement and would not have a Parent Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not have a Parent Material Adverse Effect.

    4.5 MERGER FILINGS.

    The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act and the rules and regulations issued by the Federal Trade Commission thereunder.

    4.6 NO FINDERS.

    Except for Piper Jaffray Inc., no act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

    4.7 FINANCIAL ABILITY TO PERFORM.

    Parent has or has access to sufficient funds to pay the Merger Consideration and the Option Consideration on the terms and conditions contemplated by this Agreement. Parent acknowledges and agrees that Parent's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Parent.

                                   ARTICLE 5

                                   COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY.

    Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct its respective operations according to its ordinary and usual course of business and consistent with past practice, and the Company will, in all material respects, use its reasonable best efforts to preserve intact its respective business organizations, to maintain its present and planned business, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers and others having business relationships with it. The Company will promptly advise Parent in writing of any material change in the management, present or planned business, properties, liabilities, results of operations or condition (financial or otherwise) of the Company. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or the Disclosure Schedule, prior to the Effective Time, the Company will not, without the prior written consent of Parent:

    (a) amend its Certificate of Incorporation (or other charter documents), or Bylaws;

    (b) authorize for issuance, issue, sell, pledge or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of the number of shares of Company Common Stock upon the exercise of Options outstanding listed in Schedule 3.1 of the Disclosure Schedule and the actual number of shares issuable for the current offering period under the Purchase Plan in accordance with Section 1.8 hereof);

    (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock; redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any material term of any of its outstanding securities;

    (d) create, incur or assume any indebtedness for borrowed money (other than defined draws under any existing lines); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; make any loans, advances (other than advances of business expenses to employees in the ordinary course) or capital contributions to, or investments in, any other person; or create, incur or assume any Lien (other than those excepted under (a) through (e) of Section 3.16 hereof) on any material asset;

    (e) (i) increase in any manner the compensation of any of its directors, officers, employees, stockholders or consultants, unless such increase is in the ordinary course of business and consistent with past practice (provided, however, any general "across the board" increase in compensation for employees shall not be deemed in the ordinary course of business) or consistent with existing contractual commitments or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice), other than as required by existing contractual commitments to the extent disclosed in the Disclosure Schedule; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, the Company's matching amount or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option or other employee benefit not required by any existing plan, agreement or arrangement to any such director, officer, employee, stockholder or consultant, whether past or present; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments, in each case to the extent disclosed in writing to Parent prior to the date hereof, commit itself to any additional or increased benefits or obligations under any pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other benefit, plan, agreement or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

    (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, (i) sell, transfer or otherwise dispose of any real or personal property, (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), or (iii) cancel any debts or waive any claims or rights;

    (g) except with respect to the Adam Purchase Agreement, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except as provided in subsection (h) below and except purchases of inventory in the ordinary course of business consistent with past practice;

    (h) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

    (i) enter into, amend or terminate any joint ventures or any other agreements, commitments or contracts that, individually or in the aggregate, are material to the Company (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business and consistent with past practice or agreements, commitments or contracts that terminate in accordance with their terms due to the lapse of time), or otherwise make any material change in the conduct of the business or operations of the Company;

    (j) enter into or terminate, or amend, extend, renew or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply or similar contract, agreement or understanding (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, lease or license of goods, services or properties in the ordinary course of business and consistent with past practice);

    (k) change its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

    (l) remove or knowingly permit to be removed from any building, facility or real property any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business;

    (m) alter or revise its accounting principles, procedures, methods or practices, except as required by a change in GAAP and concurred with by the Company's independent public accountants;

    (n) institute, settle or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $10,000, at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality (including, but not limited to, any non-governmental self-regulatory agency);

    (o) subject to the provisions of Section 8.10, distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business relating to the transactions contemplated hereby or to the operation of business after completion of the Merger;

    (p) knowingly take any action that would knowingly render any representation, warranty, covenant or agreement of the Company in this Agreement inaccurate or breached as of the Closing Date;

    (q) close the operations of any distribution facilities, effect any general layoffs, or hire any employees at the branch manager level or above; or

    (r) agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that in the event that the Company would be prohibited from taking any action by reason of this Section 5.1 without the prior written consent of Parent, such action may nevertheless be taken if the Company is expressly required to do so by law (or by the rules of the New York Stock Exchange, if applicable) and the Company prior to taking such action informs Parent in writing of such requirement.

    5.2 NO SOLICITATION.

    Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, financial advisors, counsel, representatives, agents or affiliates will, directly or indirectly, encourage, solicit, initiate or, except to the extent provided below, participate in any way in discussions or negotiations with, or provide any confidential information regarding Company or any Subsidiary to, any Third Party (as defined below) concerning or in connection with any tender offer (including a self-tender offer), exchange offer, merger, sale of substantial assets outside the ordinary course of business, sale of securities or similar transactions involving the Company or any Subsidiary or division of the Company (each, an "Acquisition Proposal"); except that nothing contained in this Section 5.2 or in any other provision of this Agreement will prohibit the Company or its Board of Directors from: (i) taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the 1934 Act; or (ii) making such disclosure to the Company's stockholders as, in the judgment of its Board of Directors with the advice of outside counsel, is required under applicable law. For purposes of this Agreement, "Third Party" will mean any corporation, partnership, person or other entity or "group" (as defined in Section 13(d)(3) of the 1934 Act) other than Parent or any affiliate of Parent or Merger Subsidiary and their respective directors, officers, employees, representatives and agents. Notwithstanding the foregoing, the Company may furnish confidential information regarding the Company to and enter into discussions or negotiations with any Third Party if and only if: (x) such Third Party, has on an unsolicited basis, submitted a bona fide written Acquisition Proposal; (y) the Company's Board of Directors determines in good faith, based upon the legal advice of the Company's outside counsel (with a copy provided to Parent), that its fiduciary duties require the Board of Directors to take such action; and (z) the Company and such Third Party enter into a confidentiality agreement with standard terms and provisions. Subject to the provisions of Section 7.1 hereof, the Company may approve, accept and recommend an Acquisition Proposal if and only if: (1) the Board of Directors determines in good faith, based on, among other things, advice of its legal counsel that its fiduciary duties require the Board of Directors to take such action; (2) the Board of Directors determines, after consultation with its financial advisors, that the Acquisition Proposal would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (such Acquisition Proposal satisfying the immediately preceding clauses (1) and (2)) is referred to hereinafter as an "Approved Offer"); (3) the Company promptly notifies Parent of the Board's determination that an Acquisition Proposal constitutes an Approved Offer; and (4) Parent does not make, within three (3) business days of Parent's receiving such notice, an offer which the Board of Directors, after consultation with its financial advisors, determines is superior to such Approved Offer. The Company will promptly notify Parent of the receipt and the terms of any Acquisition Proposal which it may receive, including the identity of the offeror, and will keep Parent reasonably informed of the status of any such Acquisition Proposal. The Board of Directors of the Company acknowledges that the agreements contained in this Section 5.2 are derived from and based upon its opinion that the Merger is fair and in the best interests of the Company and its stockholders. Nothing contained in this Section
5.2 shall relieve any party from fulfilling its obligations under Article 7.

    5.3 ACCESS AND INFORMATION.

    The Company will afford to Parent, and to Parent's accountants, officers, directors, employees, counsel and other representatives, full access, from the date hereof through the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records, and, during such period, the Company will furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, products, services, processes, liabilities, results of operations, financial condition, officers, employees, investigators, distributors, customers, suppliers and others having dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. During the period from the date hereof to the Effective Time, the parties will in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent will be entitled to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning.

    5.4 COMPANY STOCKHOLDERS MEETING; PROXY STATEMENT.

    (a) The Company will take all action necessary in accordance with Delaware law and the Company Certificate of Incorporation and Bylaws to cause a special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting upon this Agreement and the Merger. The Company will, through its Board of Directors, recommend that its stockholders approve this Agreement and the Merger at the Company Stockholders Meeting.

    (b) As soon as practicable after the date hereof, the Company shall use its best efforts to prepare and file with the SEC a proxy statement and a form of proxy in connection with the Company Stockholders Meeting (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement"), respond promptly to any comments of the SEC or its staff regarding the Proxy Statement and cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC. Parent and Merger Subsidiary shall furnish such information concerning Parent and Merger Subsidiary as is necessary to cause the Proxy Statement, insofar as it relates to Parent and Merger Subsidiary, to be prepared in accordance with the rules and regulations of the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the SEC, the Company shall provide reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and shall not include therein or omit therefrom any information to which counsel to Parent shall reasonably object. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of approval of this Agreement and the Merger.

    (c) If at any time prior to the Company Stockholders Meeting any event should occur relating to the Company or the Company's officers or directors that is required to be described in an amendment or supplement to the Proxy Statement the Company will promptly inform Parent, and the Company shall promptly prepare, file with the SEC and mail such amendment or supplement to the Company's stockholders as soon as practicable after it is cleared by the SEC in accordance with the procedures (including review and comment by Parent set forth in subsection (b), above.

    5.5 CONSENTS.

    The Company will, at its cost and expense, use its reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use its reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

    5.6 EXPENSES.

    Subject to Section 7.2 hereof, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses. The Company and its Subsidiaries will not incur costs and expenses (including, without limitation, fees and expenses of attorneys, accountants and investment bankers) in connection with the negotiation, execution and delivery of this Agreement or in connection with the transactions contemplated hereby in excess of $925,000.

    5.7 FURTHER ACTIONS.

    Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary or otherwise), each of the parties hereto agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action as is commercially reasonable.

    5.8 REGULATORY APPROVALS.

    The Company and Parent will take all reasonable action as may be necessary under federal or state securities laws or the HSR Act applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party will give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Notwithstanding the foregoing or anything herein to the contrary, neither Parent nor Merger Subsidiary will be required to make arrangements for or to effect the cessation, sale or other disposition of particular assets or categories of assets or businesses of Parent, Merger Subsidiary, the Company or any of their affiliates.

    5.9 CERTAIN NOTIFICATIONS.

    From time to time prior to the Effective Time within (5) days of the end of each calendar month, the Company will provide written notice to the Parent of any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate thereby, or (b) would constitute a breach of any covenant contained in this Agreement. For purposes of determining the accuracy of the representations and warranties of the Company contained in
Article 3 of this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.2(a) and to determine whether a breach has occurred for purposes of Section 6.2(b) or pursuant to Section 7.1(g) hereof, the Disclosure Schedule delivered by Company in accordance with Section 3.1 shall be deemed to include only the information contained therein when delivered in accordance with Section 3.1 and shall be deemed to exclude any information contained in any subsequent notifications hereunder.

    5.10 VOTING OF SHARES.

    To induce Parent to execute this Agreement, all of the officers and directors of the Company who are stockholders of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit C, pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Stockholders Meeting.

    5.11 [INTENTIONALLY OMITTED.]

    5.12 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    The Surviving Corporation agrees that it will provide to the directors and officers of the Company indemnification to the fullest extent provided by its Certificate of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including, without limitation, the authorization of this Agreement and the transactions contemplated hereby until the six (6) year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth (6th) anniversary of the Effective Time, until such matters are finally resolved). Surviving Corporation shall obtain and maintain in effect for not less than two (2) years after the Effective Date, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefore a policy or policies of at least the same coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution); provided that in no event shall Surviving Company be required to expend more than 110% of the current annual premiums paid by the Company for such coverage (the "Maximum Premium"); and provided further that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.12 for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium.

    5.13 SECTION 203.

    From and after the date hereof, the Company will not, except as otherwise provided for in this Agreement, approve any acquisition of shares of Company Common Stock by any person which would result in such person becoming an interested stockholder (as such term is defined in Section 203 of the DGCL) or otherwise take any action rendering it subject to Section 203 of the DGCL.

    5.14 TAX MATTERS.

    The Company shall file (or cause to be filed) at its own expense, on or prior to the due date, all Returns, including all Plan returns and reports, for all tax periods ending on or before the Effective Time where the due date for such Returns (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; provided, however, that the Company shall not consent to any material adjustment or otherwise compromise or settle any material matters with respect to taxes, without prior consultation with Parent; provided, further, that the Company shall not make any material election or take any other material discretionary position with respect to taxes, in a manner inconsistent with past practices, without the prior written approval of Parent, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by Parent results in additional taxes owing for any tax period ending on or before the Effective Time, liability for such additional taxes shall not cause any representation of Company relating to taxes to be untrue.

    5.15 PURCHASE PLAN.

    The Company will terminate the 1988 Stock Purchase Plan, as amended (the "Purchase Plan"), effective as of the date of this Agreement. The Company will at least thirty (30) days prior to Closing cause the custodian to promptly distribute any cash account balances to participants as provided under, and subject to, the terms and conditions of the Purchase Plan. The Company will at least ten (10) days prior to record date for the Company Stockholders Meeting take such actions as are necessary (including, without limitation, amendment of the Purchase Plan) to require the custodian to hold (rather than distribute) shares for the benefit of participants, except for any participants who specifically request a distribution of shares.

                                   ARTICLE 6

                               CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY.

    The respective obligations of each party to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following conditions:

    (a) NO INJUNCTION. None of Parent, Merger Subsidiary, or the Company will be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

    (b) STOCKHOLDER APPROVAL. The approval of the stockholders of the Company referred to in Section 5.4 hereof will have been obtained, in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws.

    (c) WAITING PERIODS. The waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or terminated.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY.

    The respective obligations of Parent and Merger Subsidiary to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

    (A) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement will be true and correct on the date hereof and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and would not have, a Company Material Adverse Effect. For purposes of this Section 6.2(a), all representations and warranties contained in Article 3 qualified by Company Material Adverse Effect shall not be deemed so qualified.

    (B) PERFORMANCE. The Company will have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

    (C) CONSENTS. The Company will have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to Parent, and Parent and Merger Subsidiary will have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents and approvals.

    (D) OPINION OF COUNSEL FOR THE COMPANY. Parent and Merger Subsidiary will have received an opinion of Winthrop, Stimson, Putnam & Roberts counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect set forth in Exhibit E hereto.

    (E) RESIGNATIONS. Such officers and directors of the Company as will have been specified by Parent will have tendered their respective resignations effective as of the Closing; provided, that, no such resignation by any such officer shall be deemed in and of itself to have been a voluntary resignation or termination of employment by any such officer for purposes of any right of or benefit due to such officer under any employment agreement, stock option plan or arrangement, severance plan or any other employee benefit arrangement or plan in effect with respect to such officer.

    (F) CERTIFICATES. The Company will have furnished certificates of its officers to evidence compliance with its respective conditions set forth in Sections 6.1 and 6.2 hereof as may reasonably be requested by Parent.

    (G) ADAM TRANSACTION. The Company shall not have: (i) amended the Adam Purchase Agreement; or (ii) waived any of its rights under the Adam Purchase Agreement. In addition, the Company shall have consummated the transactions contemplated by the Adam Purchase Agreement.

    (H) CERTAIN EMPLOYMENT ARRANGEMENTS. The Employment Agreements executed and delivered as of the date hereof between the Company and Larry R. Robinette, David A. Braun and Darrell J. Olson have not been rescinded, revoked or otherwise terminated by any of the individuals subject to such employment agreements as of the Effective Time.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY.

    The obligation of the Company to consummate the Merger will be subject to the fulfillment at or prior to the Closing of the following additional conditions:

    (A) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent and Merger Subsidiary contained in this Agreement will be true and correct on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and would not have, a Parent Material Adverse Effect. For purposes of this Section 6.3(a), all representations and warranties contained in Article 4 qualified by Parent Material Adverse Effect shall not be deemed so qualified.

    (B) PERFORMANCE. Parent and Merger Subsidiary will have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

    (C) CONSENTS. Parent and Merger Subsidiary will have obtained all permits, authorizations, consents, and approvals required on their part to perform their obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Company, and the Company will have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

    (D) OPINION OF COUNSEL FOR PARENT. The Company will have received an opinion of Oppenheimer Wolff & Donnelly LLP, counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in Exhibit F hereto.

    (E) CERTIFICATES. Parent and Merger Subsidiary will have furnished such certificates of their respective officers to evidence compliance with the conditions set forth in Sections 6.1 and 6.3 hereof as may reasonably be requested by the Company.

                                   ARTICLE 7

                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

    (a) by mutual written consent duly authorized by the Board of Directors of Parent and the respective Boards of Directors of the Company and Merger Subsidiary;

    (b) by either Parent or the Company if the Merger will not have been consummated on or before the date that is six months after the date hereof; provided, however, that the terminating party will not have breached in any material respect its obligations under this Agreement in any manner that will have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission (the "FTC") or Department of Justice ("DOJ") pursuant to the HSR Act, such date shall be extended to the 90th day following acknowledgment by the FTC, or DOJ, as applicable, that Parent and the Company have complied with such request, but in any event not later than nine months from the date hereof;

    (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory body has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (d) by either Parent or the Company if, at the Company Stockholders Meeting, the requisite vote of the stockholders of the Company is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

    (e) by Parent if Parent has not willfully and intentionally materially breached any of its material obligations under this Agreement in any material respect and either (i) the Company has breached its obligations under Section
5.2 hereof in any material respect, (ii) the Board of Directors of the Company has recommended, approved, accepted or entered into an agreement (other than a confidentiality agreement) regarding an Acquisition Proposal or an Approved Offer, (iii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent its recommendation of the Merger, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

    (f) by the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) the Board of Directors of the Company has approved, accepted or recommended an Approved Offer in accordance with Section 5.2 hereof and (iii) the Company has paid to Parent the fee required by Section 7.2 hereof to be paid to Parent in the manner provided therein;

    (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement or by an affiliate of the Company under such person's Agreement to Facilitate Merger described in Section 5.10 hereof such that the conditions in Article 6 hereof will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 10 calendar days after receipt by the Company of written notice from Parent of such breach; provided, however, that the Company will only be allowed to cure any such breaches of this Agreement twice, and thereafter, Parent or Merger Subsidiary will be allowed to terminate this Agreement; or

    (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent or Merger Subsidiary of any of their respective representations, warranties or obligations under this Agreement such that the conditions in
Article 6 hereof will not be satisfied, and the breach is not curable or, if curable, is not cured by Parent within 10 calendar days after receipt by Parent of written notice from the Company of such breach; provided, however, that the Parent will only be allowed to cure any such breaches of this Agreement twice and, thereafter, the Company will be allowed to terminate this Agreement.

    7.2 EFFECT OF TERMINATION.

    (a) In recognition of the time, efforts and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if:

        (i) this Agreement is terminated pursuant to Sections 7.1(e)(i), (ii) or
    (iii) above, then the Company shall pay to Parent a fee in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (the "Fee"), payable upon such date of termination;

        (ii) this Agreement is terminated pursuant to Section 7.1(e)(iv) above, then the Company shall pay to Parent the Fee upon, and only upon: (A) the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, or (B) the date a Third Party acquires 50% or more of the Company's outstanding shares of Company Common Stock in a tender or exchange offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement;

        (iii) this Agreement is terminated pursuant to Section 7.1(f) above, then the Company shall pay to Parent the Fee, payable upon such date of termination;

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
        (iv) (A) this Agreement is terminated pursuant to Section 7.1(d) above or if the requisite vote of the stockholders of the Company to approve the Merger is not obtained; and (B) any Third Party makes an Acquisition Proposal to which the Company has made a response or such Third Party acquires more than 15% of the outstanding Company Common Stock prior to the Company Stockholders Meeting, then the Company shall pay to Parent the Fee upon, and only upon: (x) the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, or (y) the date a Third Party acquires 50% or more of the Company's outstanding shares of Company Common Stock in a tender or exchange offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement or within 12 months of the date that the Company shall have failed to obtain the requisite vote of the stockholders to approve the Merger; or

        (v) (A) this Agreement is terminated pursuant to Section 7.1(g) above where the Company's breach is willful and intentional; and (B) any Third Party makes an Acquisition Proposal to which the Company has made a response or such Third Party acquires more than 15% of the outstanding Company Common Stock prior to the Company Stockholders Meeting, then the Company shall pay to Parent the Fee upon, and only upon: (x) the entering into of an agreement (except for a confidentiality agreement) providing for an Acquisition Proposal or an Approved Offer, or (y) the date a Third Party acquires 50% or more of the Company's outstanding shares of Company Common Stock in a tender or exchange offer, if such agreement is entered into or if such acquisition occurs within 12 months of the termination of this Agreement.

    The Fee, if payable pursuant to subsections (i), (ii), (iii), (iv) or (v) above, shall be paid by wire transfer of immediately available funds to an account designated by Parent for such purpose. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly, the Fee due pursuant to this Section 7.2, the Company will also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid Fee under this section, accruing from its due date, at an interest rate per annum equal to five percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the day of such change in such prime rate.

    (b) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section
       7.1 hereof, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.3, 5.6, and 7.2(a) hereof, which sections will survive termination of this Agreement. In the event of the termination of this Agreement pursuant to any paragraph of Section
       7.1 hereof that is caused by a breach of a party, the party whose breach was the basis for the termination will not be relieved from any liability for its breach or its obligations pursuant to this Section 7.2, and the other party will have no further obligations under this Agreement except as provided in Sections 5.3 and 5.6 and Article 8 hereof.

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
                                   ARTICLE 8

                                 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION.

    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Subsidiary and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS.

    Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in writing. Any consent or waiver of compliance given by Parent hereunder will be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    The respective representations and warranties of Parent and Merger Subsidiary on the one hand and the Company on the other hand contained herein or in any certificates or other documents delivered prior to or at the Closing will not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations and warranties contained herein will be deemed to be conditions to the Merger and will not survive the Merger. This Section 8.3 will have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

    8.4 NOTICES.

    All notices and other communications hereunder will be in writing and will be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Parent or Merger Subsidiary, to it at:

    100 Fourth Avenue North
    Bayport, MN 55003-1096
    Fax: (651) 351-3257
    Attention: Charles Schmid and Michael Johnson

with a copy to:

Oppenheimer Wolff & Donnelly LLP

First National Bank Building
    332 Minnesota Street, Suite 1700
    St. Paul, MN 55101-1313

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
Fax: (651) 605-2100
Attention: Charles M. Levenberg

(b) If to the Company, to it at:

    469 McLaws Circle
    Williamsburg, VA 23185-5645
    Fax: (757) 564-1714
    Attention: Larry R. Robinette

with a copy to:

Winthrop, Stimson, Putnam & Roberts
    Financial Centre
    695 East Main Street
    P.O. Box 6760
    Stamford, CT 06904-6760
    Fax: 203-965-8266
    Attention: Frode Jensen

    8.5 ASSIGNMENT.

    This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Section 5.12 hereof will inure to the benefit of the persons identified therein.

    8.6 GOVERNING LAW; SUBMISSION TO JURISDICTION.

    This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). The parties to this Agreement, acting for themselves and for their respective successors and assigns, hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement (and none of such persons shall commence any action, suit or proceeding relating thereto except in such courts). Each such person hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the federal courts located in the State of New York.

    8.7 COUNTERPARTS.

    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

    8.8 KNOWLEDGE.

    As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" will mean actual knowledge of a fact or the knowledge that such person or, if such person is a corporation, its directors or officers could reasonably be expected to have based on such person's director's or officer's position and duties. The knowledge of an entity will be deemed to include the knowledge of its subsidiaries.

    8.9 INTERPRETATION.

    The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY.

    Neither party will, without the prior consent of the other, issue any statement or communication to the public or the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of the New York Stock Exchange (the "NYSE") and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE; and (c) following prior notice to, and consultation with, the other party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not, however, restrict Parent's communications with distributors, retailers, suppliers, dealers, employees or customers concerning this Agreement or any of the terms, conditions or other matters with respect to this Agreement, provided Parent, to the extent practicable, provides prior notice to and consults with, the Company (which notice will include a copy of any proposed written statement). In addition, the first sentence of this Section
8.10 will not restrict the Company's communications with its employees in the ordinary course of business, provided the Company, to the extent practicable, provides prior notice to and consults with Parent (which notice will include a copy of any proposed written statement).

    8.11 ENTIRE AGREEMENT.

    This Agreement, including the exhibits and schedules hereto, and that certain letter agreement dated as of the date hereof between Parent and Company embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          ANDERSEN WINDOWS, INC.

                                          By: /s/_DONALD L. GAROFALO____________
                                                Its: PRESIDENT AND CEO

                                          By: /s/_CHARLES W. SCHMID_____________
                                                Its: EXECUTIVE VICE PRESIDENT

                                          ANDERSEN DISTRIBUTION, INC.

                                          By: /s/_DONALD L. GAROFALO____________
                                                Its:

                                          MORGAN PRODUCTS LTD.

                                          By: /s/_LARRY ROBINETTE_______________
                                                Its: PRESIDENT AND CEO